Exhibit 99.1

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES REPORTS RESULTS FOR THIRD QUARTER 2010
NEW ORLEANS, LA September 8, 2010 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today its results for the third quarter ended July 31, 2010.
The Company reported net earnings for the quarter ended July 31, 2010 of $6.0 million, or $.06 per diluted share, compared to net earnings of $6.1 million, or $.07 per diluted share, for the quarter ended July 31, 2009. After adjusting net earnings for certain items as discussed in the table “Reconciliation of Non-GAAP Financial Measures,” the Company reported adjusted earnings of $6.3 million, or $.07 per diluted share, for the quarter ended July 31, 2010, compared to adjusted earnings of $4.3 million, or $.05 per diluted share, for the quarter ended July 31, 2009.
Thomas J. Crawford, President and Chief Executive Officer, stated, “We are pleased with our third quarter results as revenue grew by 4 percent, gross profit dollars by 15 percent, adjusted earnings by 47 percent and adjusted earnings per share by 40 percent on a comparable basis with last year. Additionally, we are encouraged by our cemetery operations for the quarter as property sales grew by 9.5 percent, the highest cemetery property sales in the last eight quarters. We also increased our merchandise deliveries by 11 percent primarily due to our ‘Best in Class’ and continuous improvement initiatives. The improvement in cemetery property sales and merchandise deliveries contributed to a 57 percent increase in cemetery gross profit dollars and a 430 basis point increase in cemetery gross profit margin. In our funeral segment, we continued to increase our average revenue per traditional funeral and cremation service and maintained our funeral gross profit.”
Mr. Crawford continued, “In addition to the positive financial performance for the quarter, our operating cash flow remains solid at $22.7 million and we returned $2.7 million to our shareholders through dividends. We are also pleased with actions taken to further strengthen our balance sheet. During the third quarter, we repurchased $20 million aggregate principal amount of our senior convertible notes in the open market, and since quarter-end we have repurchased an additional $14.9 million of our senior convertible notes. In the last year and a half, the Company has retired 36 percent, or $118.5 million, of our total outstanding debt, resulting in our lowest net debt in more than 15 years. We have purchased the senior convertible notes at $26.5 million less than the face value and have achieved approximately $3.8 million of annual cash interest savings. We appreciate the dedication and commitment of our entire team to improve revenue performance, especially cemetery property sales, to further manage our controllable costs and to make the Company stronger and more secure by improving our capital structure.”

Highlights of the third quarter include:
•	Produced strong operating and free cash flow of $22.7 million and $20.2 million, respectively, for the quarter;

•	Achieved a $4.2 million increase in cemetery revenue and a $2.8 million increase in cemetery gross profit, resulting in a 430 basis point increase in cemetery gross profit margin;

•	Improved cemetery property sales by 9.5 percent and merchandise deliveries by 11 percent compared to the third quarter of 2009;

•	Increased funeral revenue by $1.0 million compared to the third quarter of 2009, while maintaining funeral gross profit and gross profit margin, despite a 1.2 percent decrease in same-store funeral services;

•	Experienced a 2.1 percent increase in average revenue per traditional funeral service and a 3.8 percent increase in average revenue per cremation service;

•	Reduced debt by 6 percent, or $20 million, in the third quarter of 2010. Net debt as of July 31, 2010 was $271.4 million; and

•	Paid a quarterly cash dividend of $.03 per share, a 20 percent increase from the third quarter of 2009.
Third Quarter Results
FUNERAL
•	The Company’s same-store funeral operations experienced a 2.1 percent increase in average revenue per traditional funeral service and a 3.8 percent increase in average revenue per cremation service. These increases were partially offset by a 1.2 percent, or less than one event per funeral home, decrease in same-store funeral services. The increases in average revenue, partially offset by the decrease in funeral calls, resulted in a $1.0 million, or 1.5 percent, increase in funeral revenue to $67.0 million.

•	Funeral gross profit increased $0.1 million to $14.5 million for the third quarter of 2010 from $14.4 million during the third quarter of 2009.

•	The cremation rate for the Company’s same-store operations increased to 42.4 percent for the third quarter of 2010 compared to 41.8 percent for the third quarter of 2009.

•	Net preneed funeral sales decreased 7.4 percent during the third quarter of 2010 compared to the third quarter of 2009. Preneed funeral sales are deferred until the underlying contracts are performed and have no impact on current revenue.
CEMETERY
•	Cemetery revenue increased $4.2 million, or 8.1 percent, to $55.9 million for the third quarter of 2010 from $51.7 million for the third quarter of 2009. This increase is primarily due to a $2.2 million, or 9.5 percent, increase in cemetery property sales, a $1.2 million improvement in the reserve for cancellations and a $1.0 million increase in merchandise delivered.

•	Cemetery gross profit increased $2.8 million, or 57.1 percent, to $7.7 million for the third quarter of 2010 compared to $4.9 million for the same period of 2009. Cemetery gross profit was positively impacted during the third quarter of 2010 by $1.1 million of perpetual care deposits which relate to prior cancellations which the Company used to offset its deposit requirements. The increase in gross profit is primarily due to the $4.2 million increase in revenue, as noted above, partially offset by a $1.4 million increase in expenses. The increase in expenses is primarily due to the increase in property costs and selling costs resulting from the 9.5 percent increase in cemetery property sales.

OTHER
•	Interest expense decreased $0.4 million to $6.2 million during the third quarter of fiscal year 2010 primarily due to the significant repurchases of the Company’s senior convertible notes in the open market.

•	The effective tax rate for the quarter ended July 31, 2010 was 31.9 percent compared to 16.6 percent for the same period in 2009. The decreased rate for the three months ended July 31, 2009 was primarily caused by tax benefits recorded in 2009 for reductions in the Company’s tax valuation allowances for net operating loss carry forwards in certain states and a U.S. possession, partially offset by an increase in the rate due to a lower dividend exclusion.

•	In the third quarter of fiscal years 2010 and 2009, the Company purchased $20.0 million and $35.7 million, respectively, aggregate principal amount of its senior convertible notes in the open market. As a result, the Company recorded a net loss on early extinguishment of debt of $0.1 million for the three months ended July 31, 2010, compared to a net gain on early extinguishment of debt of $2.4 million for the three months ended July 31, 2009. Although the Company recorded a loss from the early extinguishment of debt for the three months ended July 31, 2010, the Company was able to repurchase the $20.0 million aggregate principal amount of its senior convertible notes for $17.5 million in the open market, thereby representing savings of $2.5 million and annual interest savings of $0.7 million.
Year to Date Results
FUNERAL
•	The Company’s same-store funeral operations experienced a 0.8 percent increase in average revenue per traditional funeral service and a 2.8 percent increase in average revenue per cremation service. In addition, for the first nine months of fiscal 2010, the Company realized a $0.7 million increase in earnings related to trust activities in the funeral segment. The increases in average revenue were partially offset by a 1.7 percent decrease in same-store funeral services, which the Company believes is consistent with industry-wide data. The increases in average revenue and earnings related to trust activities, partially offset by the decrease in funeral calls resulted in a $1.6 million, or 0.8 percent, increase in funeral revenue to $210.6 million.

•	Funeral gross profit decreased $0.7 million, or 1.4 percent, to $50.5 million for the first nine months of 2010 compared to $51.2 million for the same period of fiscal 2009. The decrease in gross profit is primarily due to a $1.6 million increase in revenue, as noted above, offset by a $2.3 million increase in expenses. The increase in expenses is primarily due to an improvement in the Company’s worker’s compensation and general liability claims experience in the second quarter of 2009, resulting in a one-time $0.7 million reduction in the Company’s self insurance reserve. In addition, the Company experienced increased litigation costs in the first nine months of 2010.

•	The cremation rate for the Company’s same-store operations was 42.0 percent for the first nine months of fiscal 2010 compared to 41.2 percent for the same period of fiscal 2009.

•	Net preneed funeral sales decreased 0.3 percent during the first nine months of fiscal 2010 compared to the first nine months of fiscal 2009. Preneed funeral sales are deferred until the underlying contracts are performed and have no impact on current revenue.
CEMETERY
•	Cemetery revenue increased $10.4 million, or 6.7 percent, to $165.1 million for the first nine months of fiscal 2010. This increase is due primarily to a $5.0 million, or 7.6 percent, increase in cemetery property sales, a $3.4 million increase in cemetery merchandise delivered and a $2.6 million improvement in the reserve for cancellations. These increases were partially offset by a $1.1 million decrease in construction during the period on various cemetery projects primarily due to a high rate of completion on construction of several private mausoleums completed in the first nine months of 2009.

•	Cemetery gross profit increased $5.0 million, or 29.8 percent, to $21.8 million in the first nine months of 2010, which was positively impacted during the quarter by $1.1 million of perpetual care deposits which relate to prior cancellations which the Company used to offset its deposit requirements. This compares to $16.8 million of cemetery gross profit for the first nine months of 2009, which included a $3.2 million charge to record the Company’s probable funding obligation related to the Company’s perpetual care trusts. The increase in expenses is primarily due to the increase in property costs and selling costs resulting from the 7.6 percent increase in cemetery property sales.
OTHER
•	Corporate general and administrative expenses decreased $2.4 million to $20.2 million for the first nine month period of fiscal 2010 primarily due to a decrease in information technology costs and training costs related to the Company’s implementation of a new business system in the prior year, coupled with a decline in incentive compensation and employee benefits. The Company is managing its corporate general and administrative expenses more aggressively in fiscal year 2010.

•	Interest expense decreased $2.8 million to $18.6 million during the first nine months of fiscal year 2010 primarily due to the significant repurchases of the Company’s senior convertible notes in the open market.

•	The effective tax rate for the nine months ended July 31, 2010 was 36.6 percent compared to 33.9 percent for the same period in 2009. The decreased rate for the nine months ended July 31, 2009 was primarily caused by a tax benefit recorded in 2009 for a reduction in its valuation allowance for net operating loss carry forwards for certain states and a U.S. possession.

•	During the first nine months of fiscal years 2010 and 2009, the Company purchased $21.0 million and $58.3 million, respectively, aggregate principal amount of its senior convertible notes in the open market. As a result, the Company recorded a net loss on early extinguishment of debt of $0.1 million for the nine months ended July 31, 2010, compared to a net gain on early extinguishment of debt of $5.8 million for the nine months ended July 31, 2009. Although the Company recorded a loss from the early extinguishment of debt for the nine months ended July 31, 2010, the Company was able to repurchase the $21.0 million aggregate principal amount of its senior convertible notes for $18.4 million in the open market, thereby representing savings of $2.6 million and annual interest savings of $0.7 million.
Depreciation and Amortization
•	Depreciation and amortization was $8.1 million for the third quarter of 2010 compared to $8.6 million for the third quarter of 2009, which includes $1.5 million and $1.8 million of non-cash interest and amortization of discounts on senior convertible notes for the three months ended July 31, 2010 and 2009, respectively.

•	Depreciation and amortization was $24.4 million for the first nine months of 2010 compared to $26.3 million for the first nine months of 2009, which includes $4.6 million and $5.5 million of non-cash interest and amortization of discounts on senior convertible notes for the nine months ended July 31, 2010 and 2009, respectively.
Cash Flow Results and Debt for Total Operations
•	Cash flow provided by operating activities for the third quarter of fiscal year 2010 was $22.7 million compared to $34.5 million for the same period of last year. The decrease in operating cash flow is primarily due to a $12.0 million tax refund received in the third quarter of 2009 due to effective tax planning strategies. The Company received $11.5 million in net tax refunds in the third quarter of 2009 compared to paying $0.5 million in net tax payments in the third quarter of 2010. Tax payments made during the three months ended July 31, 2010 were made to various state taxing authorities.

•	Cash flow provided by operating activities for the first nine months of 2010 was $49.1 million compared to $63.6 million for the same period of last year. The decrease in operating cash flow is largely due to $12.1 million of tax refunds primarily received in the third quarter of 2009 due to effective tax planning strategies. The Company received $8.2 million of net tax refunds in the first nine months of 2009 compared to paying $0.1 million in net tax payments in the first nine months of 2010. Tax payments made during the nine months ended July 31, 2010 were made to various state taxing authorities. In addition, the Company experienced a change in working capital during the first nine months of fiscal year 2010, partly driven by an $8.7 million change in receivables due in part to the improved cemetery property sales, which are typically financed.

•	Free cash flow was $20.2 million during the third quarter of 2010 compared to $32.5 million for the third quarter of 2009, primarily due to the $12.0 million tax refund received in the third quarter of fiscal year 2009.

•	Free cash flow was $40.4 million for the first nine months of fiscal year 2010 compared to $55.1 million for the same period last year, primarily due to the $12.1 million tax refunds received primarily in the third quarter of fiscal year 2009.

•	During the third quarter of 2010, the Company paid $2.7 million, or $.030 per share, in dividends compared to $2.3 million, or $.025 per share, in dividends during the third quarter of 2009.

•	During the first nine months of 2010, the Company paid $8.3 million, or $.090 per share, in dividends compared to $7.0 million, or $.075 per share, in dividends during the first nine months of 2009.

•	As of September 3, 2010, the Company has repurchased $118.5 million aggregate principal amount of its senior convertible notes for $92.0 million in the open market, including purchases of $35.9 million in fiscal year 2010. Since inception, the Company has saved $26.5 million less than face value and annual interest savings of $3.8 million.
Trust Performance
The following returns include realized and unrealized gains and losses:
•	For the quarter ended July 31, 2010, the Company’s preneed funeral and cemetery merchandise and services trusts experienced a total decline of 2.3 percent and its perpetual care trusts experienced a total decline of 0.4 percent.

•	For the last twelve months ended July 31, 2010, the Company’s preneed funeral and cemetery merchandise and services trusts experienced an annual total return of 12.4 percent and its perpetual care trusts experienced an annual total return of 14.2 percent.

•	For the last five years ended July 31, 2010, the Company’s preneed funeral and cemetery merchandise and services trusts experienced an annual total return of 1.2 percent and its perpetual care trusts experienced an annual total return of 2.6 percent.

•	For the last twelve months ended July 31, 2010, the fair market value of the Company’s portfolio improved $59.2 million to a fair market value of $763.3 million.
Accounting Change
Interest on Senior Convertible Notes
Effective November 1, 2009, the Company adopted Financial Accounting Standards Board guidance that relates to the Company’s 2014 and 2016 senior convertible notes, and applied the change retrospectively for all periods presented. For additional information, see Notes 2 and 13 of the Company’s Form 10-Q for the quarter ended July 31, 2010. Accordingly, the “Interest expense” line item on the three months and nine months ended July 31, 2009 statements of earnings has been adjusted from a reported balance of $5.3 million and $17.1 million, respectively, to an adjusted balance of $6.6 million and $21.4 million, respectively, a difference of $1.3 million, or $.01 per diluted share, and $4.3 million, or $.03 per diluted share, respectively. The “Interest expense” line item on the three and nine months ended July 31, 2010 statements of earnings would have been $5.1 and $15.3 million, respectively, if the

Company had not adopted the new accounting principle, a difference of $1.1 million, or $.01 per diluted share, and $3.2 million, or $.02 per diluted share, respectively.
Conference Call and Webcast
Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 218 funeral homes and 140 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral and cremation merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss third quarter results on Thursday, September 9, 2010 at 10 a.m. Central Standard Time. The teleconference dial-in number is 1-800-378-6604. To participate, please call the number at least 15 minutes prior to the call. If you are calling from outside the United States, the dial-in number is 1-719-457-2081. A replay of the call will be available by dialing 1-877-870-5176 (from within the continental United States) or 1-858-384-5517 (from outside the continental United States), and using pass code 9649244 until September 16, 2010 at 10:59 p.m. Central Standard Time. Interested parties will also have the opportunity to listen to the live conference call via the Internet through Stewart Enterprises’ website http://www.stewartenterprises.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay will be available at this website shortly following the conference call and will be available at the website until October 9, 2010.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended July 31,
	2010	2009
		(As Adjusted)
Revenues:
Funeral	$67,042	$66,017
Cemetery	55,873	51,735

	122,915	117,752

Costs and expenses:
Funeral	52,527	51,607
Cemetery	48,188	46,812

	100,715	98,419

Gross profit	22,200	19,333
Corporate general and administrative expenses	(7,686)	(8,089)
Hurricane related charges, net	(30)	(46)
Net impairment losses on dispositions	—	(117)
Other operating income, net	607	397

Operating earnings	15,091	11,478
Interest expense	(6,184)	(6,597)
Gain (loss) on early extinguishment of debt	(106)	2,414
Investment and other income, net	62	12

Earnings before income taxes	8,863	7,307
Income taxes	2,824	1,215

Net earnings	$6,039	$6,092

Net earnings per common share:
Basic	$.06	$.07

Diluted	$.06	$.07

Weighted average common shares outstanding (in thousands):
Basic	92,207	91,936

Diluted	92,499	92,061

Dividends declared per common share	$.030	$.025

The 2009 condensed consolidated statement of earnings has been adjusted to reflect the impact of the accounting changes discussed in Note 2 of the Company’s Form 10-Q for the quarter ended July 31, 2010.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Nine Months Ended July 31,
	2010	2009
		(As Adjusted)
Revenues:
Funeral	$210,536	$209,007
Cemetery	165,138	154,693

	375,674	363,700

Costs and expenses:
Funeral	160,079	157,817
Cemetery	143,310	137,872

	303,389	295,689

Gross profit	72,285	68,011
Corporate general and administrative expenses	(20,188)	(22,601)
Hurricane related charges, net	(62)	(566)
Separation charges	—	(275)
Net impairment losses on dispositions	—	(215)
Other operating income, net	1,051	960

Operating earnings	53,086	45,314
Interest expense	(18,531)	(21,358)
Gain (loss) on early extinguishment of debt	(89)	5,798
Investment and other income, net	122	85

Earnings before income taxes	34,588	29,839
Income taxes	12,671	10,115

Net earnings	$21,917	$19,724

Net earnings per common share:
Basic	$.24	$.21

Diluted	$.23	$.21

Weighted average common shares outstanding (in thousands):
Basic	92,124	91,883

Diluted	92,397	91,926

Dividends declared per common share	$.090	$.075

The 2009 condensed consolidated statement of earnings has been adjusted to reflect the impact of the accounting changes discussed in Note 2 of the Company’s Form 10-Q for the quarter ended July 31, 2010.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	July 31,	October 31,
	2010	2009
		(As Adjusted)
ASSETS
Current assets:
Cash and cash equivalents	$59,673	$62,808
Certificates of deposit and marketable securities	15,429	—
Receivables, net of allowances	57,088	59,439
Inventories	36,115	36,156
Prepaid expenses	7,760	6,748
Deferred income taxes, net	25,472	21,715

Total current assets	201,537	186,866
Receivables due beyond one year, net of allowances	62,349	63,011
Preneed funeral receivables and trust investments	400,378	389,512
Preneed cemetery receivables and trust investments	201,071	193,417
Goodwill	247,236	247,236
Cemetery property, at cost	383,910	385,977
Property and equipment, at cost:
Land	43,621	43,677
Buildings	335,832	329,685
Equipment and other	190,884	187,100

	570,337	560,462
Less accumulated depreciation	278,689	261,005

Net property and equipment	291,648	299,457
Deferred income taxes, net	96,798	113,398
Cemetery perpetual care trust investments	222,368	205,476
Other assets	12,694	14,654

Total assets	$2,119,989	$2,099,004

		(continued)
The 2009 condensed consolidated balance sheet has been adjusted to reflect the impact of the accounting changes discussed in Note 2 of the Company’s Form 10-Q for the quarter ended July 31, 2010.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	July 31,	October 31,
	2010	2009
		(As Adjusted)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$5	$5
Accounts payable and accrued expenses	20,896	25,604
Accrued payroll and other benefits	13,730	15,200
Accrued insurance	21,082	20,504
Accrued interest	6,243	4,561
Estimated obligation to fund cemetery perpetual care trust	13,533	14,010
Other current liabilities	14,239	14,099
Income taxes payable	1,663	2,028

Total current liabilities	91,391	96,011
Long-term debt, less current maturities	325,482	339,721
Deferred preneed funeral revenue	245,225	247,825
Deferred preneed cemetery revenue	261,271	266,964
Deferred preneed funeral and cemetery receipts held in trust	533,982	514,787
Perpetual care trusts’ corpus	219,613	204,168
Other long-term liabilities	19,803	20,871

Total liabilities	1,696,767	1,690,347

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $1.00 par value, 5,000,000 shares authorized; no shares issued	—	—
Common stock, $1.00 stated value:
Class A authorized 200,000,000 shares; issued and outstanding 89,631,002 and 89,128,700 shares at July 31, 2010 and October 31, 2009, respectively	89,631	89,129
Class B authorized 5,000,000 shares; issued and outstanding 3,555,020 shares at July 31, 2010 and October 31, 2009; 10 votes per share convertible into an equal number of Class A shares	3,555	3,555
Additional paid-in capital	553,197	561,063
Accumulated deficit	(223,208)	(245,125)
Accumulated other comprehensive income:
Unrealized appreciation of investments	47	35

Total accumulated other comprehensive income	47	35

Total shareholders’ equity	423,222	408,657

Total liabilities and shareholders’ equity	$2,119,989	$2,099,004

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Nine Months Ended July 31,
	2010	2009
		(As Adjusted)
Cash flows from operating activities:
Net earnings	$21,917	$19,724
Adjustments to reconcile net earnings to net cash provided by operating activities:
Net impairment losses on dispositions	—	215
(Gain) loss on early extinguishment of debt	89	(5,798)
Depreciation and amortization	19,822	20,798
Non-cash interest and amortization of discount on senior convertible notes	4,549	5,532
Provision for doubtful accounts	3,065	6,610
Share-based compensation	1,970	1,732
Excess tax benefits from share-based payment arrangements	(37)	—
Provision for deferred income taxes	11,082	7,350
Estimated obligation to fund cemetery perpetual care trust	31	3,222
Other	(557)	146
Changes in assets and liabilities:
(Increase) decrease in receivables	(2,059)	6,602
Increase in prepaid expenses	(1,011)	(1,962)
(Increase) decrease in inventories and cemetery property	2,107	(639)
Federal income tax refunds	1,600	12,134
Decrease in accounts payable and accrued expenses	(5,880)	(8,068)
Net effect of preneed funeral production and maturities:
Decrease in preneed funeral receivables and trust investments	11,313	16,245
Increase (decrease) in deferred preneed funeral revenue	(2,600)	229
Decrease in deferred preneed funeral receipts held in trust	(11,690)	(13,288)
Net effect of preneed cemetery production and deliveries:
Decrease in preneed cemetery receivables and trust investments	287	7,530
Decrease in deferred preneed cemetery revenue	(5,692)	(10,620)
Increase (decrease) in deferred preneed cemetery receipts held in trust	765	(5,222)
Increase in other	74	1,118

Net cash provided by operating activities	49,145	63,590

Cash flows from investing activities:
Proceeds from sales of marketable securities	250	250
Purchases of certificates of deposit and marketable securities	(15,661)	(199)
Proceeds from sale of assets	388	494
Purchase of subsidiaries and other investments, net of cash acquired	—	(1,923)
Additions to property and equipment	(11,564)	(15,029)
Other	136	37

Net cash used in investing activities	(26,451)	(16,370)

Cash flows from financing activities:
Repayments of long-term debt	(18,423)	(39,901)
Retirement of common stock warrants	(2,118)	(4,981)
Issuance of common stock	621	225
Retirement of call options	2,370	5,111
Purchase and retirement of common stock	—	(52)
Debt refinancing costs	(38)	(2,029)
Dividends	(8,278)	(6,953)
Excess tax benefits from share-based payment arrangements	37	—

Net cash used in financing activities	(25,829)	(48,580)

Net decrease in cash	(3,135)	(1,360)
Cash and cash equivalents, beginning of period	62,808	72,574

Cash and cash equivalents, end of period	$59,673	$71,214

Supplemental cash flow information:
Cash paid (received) during the period for:
Income taxes, net	$97	$(8,168)
Interest	$12,686	$15,647
Non-cash investing and financing activities:
Issuance of common stock to executive officers and directors	$414	$305
Issuance of restricted stock, net of forfeitures	$879	$22
The 2009 condensed consolidated statement of cash flow has been adjusted to reflect the impact of the accounting changes discussed in Note 2 of the Company’s Form 10-Q for the quarter ended July 31, 2010.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED JULY 31, 2010 AND 2009
(Unaudited)
The Company recorded several items during the three and nine months ended July 31, 2010 and 2009 that impacted earnings including unusual items such as perpetual care funding obligations and tax valuation charges and non-recurring items such as gains (losses) on the early extinguishment of debt, hurricane related charges, net impairment losses on dispositions and separation pay. The Company is presenting adjusted earnings in the table below to eliminate the effects of the specified items, which are not comparable from one period to the next.

	Three Months Ended July 31,				Nine Months Ended July 31,
Adjusted Balances are Net of Tax(1)	2010		2009		2010		2009
	millions	per share	millions	per share	millions	per share	millions	per share
Consolidated net earnings	$6.0	$.06	$6.1	$.07	$21.9	$.23	$19.7	$.21
Add: Interest adjustment related to the current year accounting change(2)	0.7	.01	0.8	.01	2.0	.02	2.7	.03

Adjusted consolidated net earnings	$6.7	$.07	$6.9	$.08	$23.9	$.25	$22.4	$.24
Subtract: Tax valuation benefit	(0.5)	—	(1.2)	(.01)	(0.3)	—	(0.3)	—
Add (subtract): (Gain) loss on early extinguishment of debt	0.1	—	(1.5)	(.02)	0.1	—	(3.8)	(.04)
Add: Hurricane related charges, net	—	—	—	—	—	—	0.4	.01
Add: Perpetual care funding obligation	—	—	—	—	—	—	2.1	.02
Add: Separation charges	—	—	—	—	—	—	0.2	—
Add: Net impairment losses on dispositions	—	—	0.1	—	—	—	0.1	—

Adjusted net earnings	$6.3	$.07	$4.3	$.05	$23.7	$.25	$21.1	$.23

(1)	The tax rate associated with the Company’s adjustments related to the gain (loss) on the early extinguishment of debt, hurricane related charges, perpetual care funding obligation, net impairment losses on dispositions and separation charges was 37.5 percent for the three and nine months ended July 31, 2010 and 35.3 percent for the nine months ended July 31, 2009. For the three months ended July 31, 2009, the tax rate associated with the Company’s adjustment related to the gain on early extinguishment of debt was 35.7 percent and net impairment losses on dispositions was 34.8 percent.

(2)	The Company adopted Financial Accounting Standards Board guidance that relates to the Company’s senior convertible notes. For additional information, see Note 2 of the Company’s Form 10-Q for the quarter ended July 31, 2010. The tax rate associated with the Company’s interest adjustment related to the current year accounting change was 37.5 percent for the three and nine months ended July 31, 2010 and 36.0 percent for the three and nine months ended July 31, 2009.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED JULY 31, 2010 AND 2009
(Unaudited)
Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Management believes that free cash flow is a useful measure of the Company’s ability to repay debt, make strategic investments, repurchase stock or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow) and free cash flow for the three and nine months ended July 31, 2010 and 2009:

	Three Months Ended		Nine Months Ended
Free Cash Flow	July 31,		July 31,
(Dollars in millions)	2010	2009	2010	2009
Net cash provided by operating activities (1)	$22.7	$34.5	$49.1	$63.6
Less: Maintenance capital expenditures	(2.5)	(2.0)	(8.7)	(8.5)

Free cash flow	$20.2	$32.5	$40.4	$55.1

(1)	Cash flow provided by operating activities for the third quarter of fiscal year 2010 was $22.7 million compared to $34.5 million for the same period of last year. The decrease in operating cash flow is primarily due to a $12.0 million tax refund received in the third quarter of 2009 due to effective tax planning strategies. The Company received $11.5 million in net tax refunds in the third quarter of 2009 compared to paying $0.5 million in net tax payments in the third quarter of 2010. Tax payments made during the three months ended July 31, 2010 were made to various state taxing authorities.

Cash flow provided by operating activities for the first nine months of 2010 was $49.1 million compared to $63.6 million for the same period of last year. The decrease in operating cash flow is largely due to $12.1 million of tax refunds primarily received in the third quarter of 2009 due to effective tax planning strategies. The Company received $8.2 million of net tax refunds in the first nine months of 2009 compared to paying $0.1 million in net tax payments in the first nine months of 2010. Tax payments made during the nine months ended July 31, 2010 were made to various state taxing authorities. In addition, the Company experienced a change in working capital during the first nine months of fiscal year 2010, partly driven by an $8.7 million change in receivables due in part to the improved cemetery property sales, which are typically financed.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED JULY 31, 2010 AND 2009
(Unaudited)
EBITDA is defined as earnings plus depreciation, amortization, interest expense and income taxes. EBITDA margins are calculated by dividing EBITDA by revenue.
Management believes that EBITDA is a useful measure for providing additional insight into the Company’s operating performance. Due to the Company’s significant cash investment in preneed activity, management does not view EBITDA as a measure of the Company’s cash flow. Investors should be aware that EBITDA may not be comparable to similarly titled measures presented by other companies. The following tables provide reconciliations between net earnings (the GAAP financial measure that the Company believes is most directly comparable to EBITDA) and EBITDA for the three and nine months ended July 31, 2010 and 2009:

	Three Months Ended		Nine Months Ended
EBITDA	July 31,		July 31,
(Dollars in millions)	2010	2009	2010	2009
Consolidated net earnings	$6.0	$6.1	$21.9	$19.7
Add: Depreciation and amortization	6.6	6.8	19.8	20.8
Add: Interest expense	6.2	6.6	18.6	21.4
Add: Income taxes	2.8	1.2	12.7	10.1

EBITDA	$21.6	$20.7	$73.0	$72.0
Add (subtract): (Gain) loss on early extinguishment of debt	0.1	(2.4)	0.1	(5.8)
Add: Hurricane related charges	—	—	0.1	0.6
Add: Perpetual care funding obligation	—	—	—	3.2
Add: Net impairment losses on disposition	—	0.1	—	0.2
Add: Separation charges	—	—	—	0.3

Adjusted EBITDA	$21.7	$18.4	$73.2	$70.5

CAUTIONARY STATEMENTS
This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:
•	effects on our trusts and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects of the substantial decline in market value of our trust assets since the third quarter of fiscal year 2008, including:
•	decreased future cash flow and earnings as a result of reduced earnings from our trusts and trust fund management;

•	the potential to realize additional losses and additional cemetery perpetual care funding obligations and tax valuation allowances;
•	effects on at-need and preneed sales of a weakened economy;

•	effects on revenue due to the changes in the number of deaths in our markets and decline in funeral call volume;

•	effects on our revenue and earnings of the continuing national trend toward increased cremation and the increases in the percentage of cremations performed by us that are inexpensive direct cremations;

•	effects on cash flow and earnings as a result of increased costs, particularly costs related to health care;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	risk of loss due to hurricanes and other natural disasters;

•	effects of the call options the Company purchased and the warrants the Company sold on our Class A common stock and the effects of the outstanding warrants on the ownership interest of our current stockholders;

•	our ability to pay future dividends on and repurchase our common stock;

•	our ability to consummate significant acquisitions of or investments in death care or related businesses successfully;

•	the effects on us as a result of our industry’s complex accounting model;
and other risks and uncertainties described in our Form 10-K for the year ended October 31, 2009, our Form 10-Q for the quarter ended July 31, 2010 and our other filings with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.